FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE FOURTH QUARTER AND FULL-YEAR OF FISCAL 2017

~Provides 2018 Full-Year Financial Guidance~

DAYTONA BEACH, Fla. - January 25, 2018 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal fourth quarter and full-year ended November 30, 2017.
"We are pleased to report solid financial results for 2017." stated Lesa France Kennedy, ISC Chief Executive Officer. "Revenue increased to the highest level since 2010, driven by the strength of our corporate and broadcast partnerships. Growth in earnings per share is the result of successful integration of our strategic investments in our facilities and development projects. Consumer sales strategies continue to take root resulting in increased admissions for our fourth quarter and sold out grandstands at four of our Cup events in 2017."
Ms. France Kennedy continued, "On-track competition for the 2017 season was highlighted with action packed racing from the new stage format. The Furniture Row Racing team and Martin Truex Jr. accumulated the most stage wins and playoff points, eight event wins and ultimately secured their first Monster Energy NASCAR Cup Series championship. As we bid farewell to Dale Jr., voted NASCAR's fan favorite for the past 15 years, we are excited to see rising stars that will provide for great excitement and thrilling competition entering the 2018 season."
"On the development front, ONE DAYTONA has become the entertainment destination it was designed to be. Several tenants have opened for business and exceeded sales expectations, as they were embraced by visitors and the Daytona Beach community. The Fairfield Inn and Suites, our joint-venture partnership, recently opened with great success. All rooms have been sold for the upcoming Rolex 24 and Daytona 500 events. We will have more tenants open throughout early 2018, and expect The DAYTONA Hotel to open by the end of the year."
"Construction at ISM Raceway in Phoenix is progressing. The New ISM Raceway will feature a reconfigured track design, new amenities for our guests and unmatched access to garage areas, getting our fans the up close experience as teams prepare for the competition. The project will be completed in time for the playoff race at ISM Raceway in November."

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"We believe these projects will continue to position ISC for long-term growth and deliver shareholder value."
Fourth Quarter Comparison
Total revenues for the fourth quarter ended November 30, 2017 were approximately $226.3 million, compared to revenues of approximately $221.8 million in the fourth quarter of fiscal 2016. Operating income was approximately $41.8 million during the period compared to approximately $51.2 million in the fourth quarter of fiscal 2016. Quarter-over-quarter comparability was impacted by:

•
During the fourth quarter of fiscal 2017, the Hollywood Casino at Kansas Speedway recognized a reduction in depreciation expense of approximately $1.3 million as a result of certain assets that have been fully depreciated, as compared to the same period in the prior year;

•
During the fourth quarter of fiscal 2017, we recognized approximately $0.2 million, or less than $0.01 per diluted share, in non-recurring, pre-opening costs that are included in general and administrative expense related to the ISM Raceway Project Powered by DC Solar that could not be capitalized. During the same period of fiscal 2016, we recognized $0.2 million, or less than $0.01 per diluted share of similar costs;

•
During the fourth quarter of fiscal 2017, we recognized approximately $1.4 million, or $0.02 per diluted share, of accelerated depreciation that was recorded due to the shortening the service lives of certain assets associated with the ISM Raceway Project Powered by DC Solar and certain other capital improvements. There were no comparable costs during the same period in fiscal 2016;

•
During the fourth quarter of fiscal 2017, we recognized approximately $9.9 million, or $0.14 per diluted share, of mostly non-cash losses associated with asset retirements and demolition and/or asset relocation costs in connection with capacity optimization initiatives and other facility capital improvements. Included in these losses were approximately $0.6 million of expenditures related to demolition and/or asset relocation costs, the remaining charges were non-cash charges. During fiscal 2016, we recognized approximately $1.8 million, or $0.02 per diluted share, of similar charges, in connection with facility capital improvements. Included in these losses were approximately $0.3 million of expenditures related to demolition and/or asset relocation costs, the remaining charges were non-cash charges;

•
During the fourth quarter of fiscal 2017, we capitalized approximately $1.4 million, or $0.02 per diluted share, of interest related to ONE DAYTONA and the ISM Raceway Project Powered by DC Solar. During fiscal 2016, we recognized approximately $0.5 million, or $0.01 per diluted share, of similar interest capitalization related to ONE DAYTONA and the ISM Raceway Project Powered by DC Solar;

•
During the fourth quarter of fiscal 2016, we recognized a non-cash gain related to the transition of merchandise operations of approximately $0.8 million, or $0.01 per diluted share. There was no comparable transaction in fiscal 2017, and

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•
In fiscal 2017, we recorded a non-recurring net tax benefit of approximately $48.2 million, or $1.09 per diluted share, associated with the worthlessness of our investment in Motorsports Authentics, Inc. ("MA") There was no comparable transaction in fiscal 2016.

Net income for the fourth quarter was approximately $76.1 million, or $1.72 per diluted share, compared to net income of approximately $32.4 million, or $0.72 per diluted share, in the prior year period. Excluding capitalized interest and costs related to certain track redevelopment projects, losses associated with the retirements of certain other long-lived assets, accelerated depreciation, non-cash gain related to the transition of merchandise operations, net gain on sale of certain assets, and a non-recurring net tax benefit related to our investment in MA, non-GAAP (defined below) net income for the fourth quarter of 2017 was $34.2 million, or $0.77 per diluted share. Non-GAAP net income for the fourth quarter of fiscal 2016 was $32.8 million, or $0.72 per diluted share.
Full-Year Comparison
For the year ended November 30, 2017, total revenues were $671.4 million, compared to $661.0 million in 2016. Operating income for the full-year period was $96.2 million compared to $109.8 million in the prior year.
Year-over-year comparability was impacted by:

•	In the first quarter of fiscal 2017, we hosted the Ferrari World Finals at Daytona International Speedway, for which there was no comparable event in fiscal 2016;

•
In the second quarter of fiscal 2017, the Hollywood Casino at Kansas Speedway began recognizing a reduction in depreciation expense as a result of certain assets that have been fully depreciated, as compared to the same period in the prior year. For the fiscal year ended November 30, 2017, our 50.0 share of the reduction in depreciation expense was approximately $4.0 million;

•
During fiscal 2017, we received a favorable settlement relating to certain facility operations of approximately $1.0 million, or $0.01 per diluted share. In fiscal 2016, we received a favorable settlement relating to certain facility operations of approximately $1.1 million, or $0.02 per diluted share.

•
In fiscal 2017, we recognized approximately $0.6 million, or $0.01 per diluted share, in non-recurring, pre-opening costs that are included in general and administrative expense related to The Phoenix Raceway Project that could not be capitalized. During fiscal 2016, we recognized approximately $1.0 million, or $0.02 per diluted share, of similar costs, predominately related to DAYTONA Rising and the ISM Raceway Project Powered by DC Solar projects;

•
During fiscal 2017, we recognized approximately $6.2 million, or $0.08 per diluted share, of accelerated depreciation that was recorded due to the shortening the service lives of certain assets associated with the ISM Raceway Project Powered by DC Solar and certain other capital improvements. There were no comparable costs during fiscal 2016;

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•
In fiscal 2017, we recognized approximately $10.3 million, or $0.14 per diluted share, of mostly non-cash losses associated with asset retirements and demolition and/or asset relocation costs in connection with capacity optimization initiatives and the ISM Raceway Project Powered by DC Solar. Included in these losses were approximately $0.9 million of expenditures related to demolition and/or asset relocation costs, the remaining charges were non-cash charges. During fiscal 2016, we recognized approximately $2.9 million, or $0.04 per diluted share, of similar charges, in connection with DAYTONA Rising and capacity optimization initiatives. Included in these losses were approximately $0.5 million of expenditures related to demolition and/or asset relocation costs, the remaining charges were non-cash charges;

•
During fiscal 2017, we capitalized approximately $3.9 million, or $0.05 per diluted share, of interest related to ONE DAYTONA and The Phoenix Raceway Project. During fiscal 2016, we recognized approximately $1.5 million, or $0.02 per diluted share, of similar interest capitalization related to ONE DAYTONA,the ISM Raceway Project Powered by DC Solar and DAYTONA Rising;

•
During fiscal 2016, we completed an assignment of all rights, title and interest in the mortgage and underlying promissory note of our Staten Island property. As a result, we recorded a gain of approximately $13.6 million, or 0.18 per diluted share, comprised of deferred gain, interest, and other consideration paid. The deferred gain of $1.9 million is included in Other operating revenue in our consolidated statement of operations, and the interest, and additional consideration, received is included in Other in our consolidated statement of operations. There was no comparable transaction in fiscal 2017;

•
During fiscal 2017, we recognized approximately $0.3 million, or $0.01 per diluted share, of net gain on sale of certain assets. During fiscal 2016, we recognized $0.4 million, or $0.01 of similar net gains.

•
During fiscal 2016, we recognized a non-cash gain related to the transition of merchandise operations of approximately $0.8 million, or $0.01 per diluted share. There was no comparable transaction in fiscal 2017; and

•
In fiscal 2017, we recorded a non-recurring net tax benefit of approximately $46.0 million, or $1.03 per diluted share, including approximately $48.2 million, or $1.09 per diluted share, associated with the worthlessness of our investment in MA, partially offset by an impairment of a deferred tax asset of approximately $2.1 million, or $0.05 per diluted share.

Net income for the year-ended November 30, 2017, was $110.8 million, or $2.48 per diluted share, compared to a net income of $76.3 million, or $1.66 per diluted share in 2016. Excluding adjustments for legal settlements, costs related to certain track redevelopment projects, marketing and consulting costs incurred associated with DAYTONA Rising and the ISM Raceway Project Powered by DC Solar, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, capitalized interest related to certain track redevelopment projects, gain on sale of Staten Island, gain on transition of merchandise operations, a net gain on sale of certain assets, and a non-recurring net tax benefit primarily related to our investment in MA, non-GAAP

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(defined below) net income for fiscal 2017, was $72.1 million, or $1.61 per diluted share. This is compared to non-GAAP net income for fiscal 2016 of $68.1 million, or $1.48 per diluted share.
GAAP to Non-GAAP Reconciliation
The following discussion and analysis of our financial condition and results of operations is presented below using other than U.S. generally accepted accounting principles (“non-GAAP”) and includes certain non-GAAP financial measures as identified in the reconciliation below. The non-GAAP financial measures disclosed herein do not have standard meaning and may vary from the non-GAAP financial measures used by other companies or how we may calculate those measures in other instances from time to time. Non-GAAP financial measures, such as EBITDA (see below for management interpretation of EBITDA), should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). Also, our “core” financial measures should not be construed as an inference by us that our future results will be unaffected by those items, which are excluded from our “core” financial measures.
We believe such non-GAAP information is useful and meaningful, and is used by investors to assess the performance of our core operations, which primarily consists of the ongoing promotions of racing events at our major motorsports entertainment facilities. Such non-GAAP information separately identifies, displays, and adjusts for items that are not considered to be reflective of our continuing core operations at our motorsports entertainment facilities. We believe that such non-GAAP information improves the comparability of the operating results and provides a better understanding of the performance of our core operations for the periods presented.
We use this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. Management uses both GAAP and non-GAAP information in evaluating and operating the business and as such deemed it important to provide such information to investors.
The following financial information is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data.
The adjustments for 2016 relate to a legal settlement, certain track redevelopment projects, non-recurring, pre-opening costs incurred associated with DAYTONA Rising, losses associated with the retirements of certain other long-lived assets related to capacity optimization initiatives (which predominately include the removal of grandstands at Richmond) and other facility capital improvements, capitalized interest related to DAYTONA Rising, ONE DAYTONA and the ISM Raceway Project Powered by DC Solar, gain on sale of Staten Island

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property, non-cash gain related to the transition of merchandise operations, and net gain on sale of certain assets (predominately associated with the sale of trailers in association with the transition of merchandise operations).
The adjustments for fiscal 2017 relate to non-recurring costs incurred associated with the ISM Raceway Project Powered by DC Solar, accelerated depreciation (predominately associated with the ISM Raceway Project Powered by DC Solar and other capital improvements including the infield project at Richmond), legal settlement, losses associated with the retirements of certain other long-lived assets related to the ISM Raceway Project Powered by DC Solar and capacity optimization initiatives, capitalized interest related to ONE DAYTONA and the ISM Raceway Project Powered by DC Solar, net gain on sale of certain assets, and a non-recurring net tax benefit predominately due to our investment in MA.

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	For the Three Months Ended November 30, 2016
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$52,243	$19,807	$32,436	$0.72
Adjustments:
Track redevelopment projects	240	93	147	0.00
Losses on retirements of long-lived assets	1,799	694	1,105	0.02
Capitalized interest	(502)	(194)	(308)	(0.01)
Gain on transition of merchandise operations	(797)	(308)	(489)	(0.01)
Net (gain) loss on sale of certain assets	(99)	(38)	(61)	0.00
Non-GAAP	$52,884	$20,054	$32,830	$0.72

	For the Three Months Ended November 30, 2017
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$44,841	$(31,217)	$76,058	$1.72
Adjustments:
The Phoenix Raceway Project	247	94	153	0.00
Accelerated depreciation	1,414	540	874	0.02
Losses on retirements of long-lived assets	9,930	3,795	6,135	0.14
Capitalized interest	(1,376)	(525)	(851)	(0.02)
Net tax benefit	—	48,151	(48,151)	(1.09)
Non-GAAP	$55,056	$20,838	$34,218	$0.77

	For the Year Ended November 30, 2016
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$124,069	$47,731	$76,338	$1.66
Adjustments:
Legal settlement	(1,084)	(418)	(666)	(0.02)
Track redevelopment projects	240	93	147	0.01
DAYTONA Rising project	787	304	483	0.01
Losses on retirements of long-lived assets	2,905	1,122	1,783	0.04
Capitalized interest	(1,489)	(575)	(914)	(0.02)
Gain on sale of Staten Island	(13,631)	(5,262)	(8,369)	(0.18)
Gain on transition of merchandise operations	(797)	(308)	(489)	(0.01)
Non-GAAP	$110,624	$42,542	$68,082	$1.48

	For the Year Ended November 30, 2017
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$105,198	$(5,625)	$110,823	$2.48
Adjustments:
The Phoenix Raceway Project	551	211	340	0.01
Accelerated depreciation	6,154	2,352	3,802	0.08
Legal settlement	(980)	(375)	(605)	(0.01)
Losses on retirements of long-lived assets	10,278	3,928	6,350	0.14
Capitalized interest	(3,864)	(1,477)	(2,387)	(0.05)
Net tax benefit	—	46,038	(46,038)	(1.03)
Net (gain) loss on sale of certain assets	(330)	(126)	(204)	(0.01)
Non-GAAP	$117,007	$44,926	$72,081	$1.61

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In an effort to enhance the comparability and understandability of certain forward looking financial guidance, such as ONE DAYTONA and the ISM Raceway Project Powered by DC Solar (see "External Growth, Financing-Related and Other Initiatives"), we adjust for certain non-recurring items that will be included in our future GAAP reporting to provide information that we believe best represents our expectations for our core business performance. Non-GAAP financial measures, such as EBITDA, which we interpret to be calculated as GAAP operating income, plus depreciation, amortization, impairment/losses on retirements of long-lived assets, other non-GAAP adjustments, and cash distributions from equity investments, are used in our analysis. We have not reconciled the non-GAAP forward-looking measure to its most directly comparable GAAP measure. Such reconciliations would require unreasonable efforts to estimate and quantify various necessary GAAP components largely because forecasting or predicting our future operating results is subject to many factors not in our control or not readily predictable, as detailed in the Risk Factors section of the Company's previously publicly filed documents, including Forms 10-K and 10-Q, with the SEC, any or all of which can significantly impact our future results. These components, and other factors, could significantly impact the amount of the future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.
The following schedule reconciles the Company's financial performance prepared in accordance with GAAP to the non-GAAP financial measure of EBITDA (in thousands):

	For the Year Ended November 30,
	2016	2017

Net Income (GAAP)	$76,338	$110,823
Adjustments:
Income taxes	47,731	(5,625)
Interest income	(270)	(1,220)
Interest expense	13,837	11,633
Other	(12,896)	(344)
Equity in net income from equity investments	(14,913)	(19,111)
Operating Income (GAAP)	$109,827	$96,156
Adjustments:
Depreciation and amortization	102,156	109,733
Impairments/losses on retirements of long-lived assets	2,905	10,552
Other Non-GAAP adjustments (1)	(1,965)	(429)
Cash distributions from equity investments	25,900	25,450
EBITDA (non-GAAP)	$238,823	$241,462

(1) Other Non-GAAP adjustments include:

i.
fiscal year 2016 adjustments related to a legal settlement of approximately ($1.1) million, gain on the sale of Staten Island of approximately ($1.9) million, and consulting costs incurred associated with the DAYTONA Rising project and other track redevelopment projects of approximately $1.0 million; and

ii.	fiscal year 2017 adjustments related to a legal settlement of approximately ($1.0) million and costs associated with The Phoenix Raceway Project of approximately $0.6 million.

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Corporate Sales
From a marketing partnership perspective, we sold all but one of our 2017 NASCAR Cup and one Xfinity series event entitlements coming in less than one percent shy of our gross marketing partnership revenue target for the year, and approximately equal to 2016, which included revenue for the final year of Sprint as NASCAR's premiere series sponsor.
NASCAR is a powerful brand with a loyal fan base that we believe is aware of, appreciates and supports corporate participation to a greater extent than fans of any other sports property. The combination of brand power and fan loyalty provides an attractive platform for robust corporate partnerships. The number of FORTUNE 500 companies invested in NASCAR remains higher than any other sport. More than one-in-four FORTUNE 500 companies, and one-in-two FORTUNE 100 companies, use NASCAR as part of their marketing strategy and the trend is increasing. The number of FORTUNE 500 companies investing in NASCAR has either grown or sustained for the last five consecutive years and is currently up nearly 30 percent over 2008.
In 2017, Monster Energy replaced Sprint as only the third sponsor of NASCAR's premiere series. The partnership established a new brand identity for NASCAR's historically premiere racing series, that is modern, yet embraces the heritage of NASCAR racing. Monster Energy's first year as NASCAR premiere series entitlement partner was a rousing success and exceeded sponsorship metrics across the board.
For fiscal 2018, we have agreements in place for approximately 75.0 percent of our gross marketing partnership revenue target.  We have three of our Monster Energy NASCAR Cup Series event entitlements either open or not announced and two NASCAR Xfinity Series event entitlements either open or not announced.  This is compared to last year at this time when we had approximately 76.0 percent of our gross marketing partnership revenue target sold and had entitlements for two Monster Energy NASCAR Cup and three NASCAR Xfinity entitlements either open or not announced. For 2018, we expect gross marketing revenue to increase in the mid-single digit percentages over prior year as a result of anticipated sponsor deals that accompany our projects at Richmond and Phoenix as well as other innovative sponsor platforms. With the vast majority of our event entitlements secured, we can focus more resources on official status categories, which will better position us to meet our gross marketing partnership revenue target for fiscal 2018.
External Growth, Financing-Related and Other Initiatives
Capital Allocation
We have established a long-term capital allocation plan to ensure we generate sufficient cash flow from operations to fund our working capital needs, capital expenditures at existing facilities, and return of capital through payments of an annual cash dividend and repurchase of our shares under our Stock Purchase Plan. In addition, we have used the proceeds from offerings of our Class A Common Stock, the net proceeds from the issuance of long-term debt, borrowings under our credit facilities and state and local mechanisms to fund acquisitions and development projects.

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We continue to operate under a five-year capital allocation plan adopted by the Board of Directors, covering fiscal years 2017 through 2021. Components of this plan include:

•
Capital expenditures for existing facilities up to $500.0 million from fiscal 2017 through fiscal 2021.  This allocation will fund a reinvestment at Phoenix, as well as all other maintenance and guest experience capital expenditures for the remaining existing facilities.  In 2017 we began the redevelopment of Phoenix ("ISM Raceway Redevelopment") (see “ISM Raceway Project Powered by DC Solar”) and the infield at Richmond (see "Richmond Raceway") with completion for both projects targeted in late 2018, therefore, we expect spending to be somewhat front-loaded.  While many components of these expected projects will exceed weighted average cost of capital, considerable maintenance capital expenditures, approximately $40.0 million to $60.0 million annually, will likely result in a blended return of this invested capital in the low-to-mid single digits;

•
In addition to the aforementioned $500.0 million in capital expenditures for existing facilities, we expect we will have an additional $95.0 million of capital expenditures, exclusive of capitalized interest and net of public incentives, related to ONE DAYTONA.  Construction for ONE DAYTONA commenced in fiscal 2016. In April 2017, our Board approved an additional approximate $12.0 million of capital expenditures to further develop Volusia Point, previously purchased in 2011. Volusia Point is our retail property adjacent to ONE DAYTONA and will be re-branded the Shoppes at ONE DAYTONA (see "ONE DAYTONA"). As a result of this additional capital expenditure approval, the total investment in ONE DAYTONA and the Shoppes at ONE DAYTONA, exclusive of capitalized interest and net of anticipated public incentives, will be approximately $107.0 million. We expect the returns of this investment to exceed our weighted average cost of capital.

•
Return of capital to shareholders through dividends and share repurchases is a significant pillar of our capital allocation.  In fiscal 2017 we increased our dividend approximately 4.9 percent to $0.43 per share.  We expect dividends to increase in 2018 and beyond, by approximately four to five percent annually.  For the year ended November 30, 2017, we repurchased 979,328 shares of ISCA on the open market at a weighted average share price of $35.76 for a total of approximately $35.0 million.  At November 30, 2017, we had approximately $171.6 million remaining repurchase authority under the current $530.0 million Stock Purchase Plan.

For fiscal 2017 through 2021 we expect our return of capital program to be approximately $280.0 million, comprised of close to $100.0 million in total annual dividends and the balance being open market repurchase of ISCA shares over the five year period.  At this time we expect this spending to be evenly allocated per year, although we will scale the repurchase program to buy opportunistically.

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Our cash position and future liquidity has been further enhanced by the following:

•
In fiscal 2017, we recorded a non-recurring tax benefit of approximately $48.2 million related to the worthlessness of ISC's investment in MA. As a result, our cash position improved approximately $24.6 million as of November 30, 2017. In the first quarter 2018, we expect to receive a refund of estimated payments made during 2017 of approximately $19.8 million.  The balance of approximately $3.9 million will be received in subsequent periods.

•
In December 2017, Congress passed the Tax Cut and Jobs Act ("Tax Reform"). We expect Tax Reform to favorably impact our future liquidity, primarily a result of the lower single corporate tax rate from 35.0 percent to 21.0 percent, which will lower our effective tax rate and annual tax liability. Additionally, Tax Reform provides for 100.0 percent expensing of certain capital investments through 2022. We will continue to evaluate the details of Tax Reform and the impact on ISC.

We will continue to explore development and/or acquisition opportunities beyond the initiatives discussed above that build shareholder value and exceed our weighted average cost of capital. Should additional development and/or acquisitions be pursued, we will provide discrete information on timing, scope, cost and expected returns of such opportunities.
The aforementioned represents certain components of our capital allocation plan for fiscal 2018 and beyond. This capital allocation plan is reviewed annually, or more frequently, and can be revised, if necessary, based on changes in business conditions.
Capital Spending
An important strategy for our future growth will come from investing in our major motorsports facilities to enhance the live event experience and better enable us to effectively compete with other entertainment venues for consumer and corporate spending.
Capital expenditures for projects, including those related to the ISM Raceway Redevelopment and ONE DAYTONA, were approximately $145.1 million for the year ended November 30, 2017. In comparison, the Company spent approximately $140.8 million on capital expenditures for projects for the same period in fiscal 2016, primarily related to DAYTONA Rising, ONE DAYTONA, and the repave at Watkins Glen. For fiscal 2018, we expect capital expenditures associated with the aforementioned capital allocation plan to range between approximately $120.0 million and $130.0 million for existing facilities, including the ISM Raceway Redevelopment, and an additional approximate $20.0 million in capital expenditures related to construction for ONE DAYTONA, excluding the receipt of public incentives (see "ONE DAYTONA").

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ONE DAYTONA
Since June 2013, we have pursued development of ONE DAYTONA, a premier mixed use and entertainment destination across from the Daytona International Speedway, which has crafted a strategy that will create synergy with the Speedway, enhance customer and partner experiences, monetize real estate on International Speedway Blvd and leverage our real estate on a year-round basis.
We have approved land use entitlements for ONE DAYTONA to allow for up to 1.4 million square feet of retail/dining/entertainment, a 2,500-seat movie theater, 660 hotel rooms, 1,350 residential units, 567,000 square feet of additional office space and 500,000 square feet of commercial/industrial space.
In March 2015, we announced Legacy Development, a leading national development group, as development consultant for ONE DAYTONA. Intensely focused on innovative destination retail and mixed-use projects, Legacy Development ("Legacy") is working closely with ISC’s development staff on the project. Legacy's development team is a natural fit for the project, having served as the developer for Legends Outlets Kansas City, a mixed-use retail destination across from our Kansas Speedway.
The design for the first phase of ONE DAYTONA is comprised of three components: retail, dining and entertainment (“RD&E”); hotels; and residential.
The RD&E component of phase one will be owned 100.0 percent by us. The expected total square footage for the RD&E first phase is approximately 300,000 square feet. We expect cash spent to be approximately $95.0 million in fiscal 2016 through 2018 on the RD&E component of ONE DAYTONA’s first phase. Other sources of funding towards the overall ONE DAYTONA project will include the public incentives discussed below and land contributed to the joint ventures associated with the project. In September 2016, we announced VCC had been selected as general contractor to oversee construction of the RD&E component of phase one including Victory Circle and the parking garage. VCC has an outstanding national reputation for quality and a proven track record leading and managing the development and construction of some of the country’s most engaging mixed-use developments.
Bass Pro Shops®, America’s most popular outdoor store, and Cobb Theatres, the highly respected Southeastern-based exhibitor, are anchor tenants of ONE DAYTONA. Lease agreements have also been executed with other tenants including P.F. Chang’s, Hy’s Toggery, Kilwins Confections, Guitar Center, Tervis, IT’SUGAR, Jeremiah’s Italian Ice, Venetian Nail Spa, Sunglass World, Oklahoma Joe’s BBQ, Rock Bottom Restaurant & Brewery, MidiCi: The Neapolitan Pizza Company, Lindbergh, Designers Market, GameTime, Claire de Lune, Kasa Living, BUILT Custom Burgers, Sprint, Ben & Jerry’s, Pink Narcissus and Miami Grill. Leasing remains strong and we are exceeding our leasing goals for the project.
Shaner Hotels and Prime Hospitality Group ("PHG") have been selected as hotel partners. They have executed a franchise agreement with Marriott International for an exclusive 145-room full service Autograph Collection hotel at ONE DAYTONA that will be known as The DAYTONA as well as a 105-room select-service

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Fairfield Inn & Suites by Marriott. The Fairfield Inn and Suites opened in December 2017, while The DAYTONA is currently under construction with completion scheduled for late fiscal 2018. As part of the partnership agreement, our portion of equity will be limited to our land contribution and we will share proportionately in the profits from the joint venture.
Prime Group has been selected as the partner for ONE DAYTONA’s residential development. Following an extensive request for proposal process, ONE DAYTONA chose the Florida developer based on their command of market demographics, development experience and expert property management systems. Prime Group is proceeding with the development in ONE DAYTONA for approximately 276 luxury apartment rental units that will add critical mass to the overall ONE DAYTONA campus. Similar to the hotel partnership, our portion of equity will be limited to our land contribution and we will share proportionately in the profits from the joint venture.
In April 2017, our Board approved an additional approximate $12.0 million of capital expenditures to further develop Volusia Point, which was previously purchased in 2011. Volusia Point is our retail property adjacent to ONE DAYTONA and will be re-branded the Shoppes at ONE DAYTONA ("the Shoppes"). New tenants include Fantastic Sams that opened in March 2017, along with Zen Nails planned to open in fourth quarter 2017, and new-to-market First Watch with 3,500-square-feet planned. We expect the improvements to the Shoppes will generate an incremental EBITDA of approximately $1.0 million to the ONE DAYTONA pro-forma through increased square footage and securing tenants for currently vacant spaces (see "GAAP to Non-GAAP Reconciliation" for discussion on Non-GAAP financial forward looking measures).
Cobb Daytona Luxury Theatres opened in December 2016, Bass Pro Shops opened in February 2017, and Guitar Center opened in October 2017. The Fairfield Inn & Suites, P.F. Chang’s and IT’SUGAR opened in December 2017. We are targeting substantial completion of the remaining RD&E, with additional tenants commencing operations in early fiscal 2018. Completion of The Daytona is scheduled for late fiscal 2018. At stabilization we expect this first phase of ONE DAYTONA and the Shoppes to deliver a combined incremental annual revenue and EBITDA of approximately $13.0 million and approximately $10.0 million, respectively, and deliver an unlevered return above our weighted average cost of capital (see "GAAP to Non-GAAP Reconciliation" for discussion on Non-GAAP financial forward looking measures). We expect to add leverage to ONE DAYTONA’s phase one post-stabilization.
A Community Development District ("CDD") has been established for the purpose of installing and maintaining public infrastructure at ONE DAYTONA. The CDD is a local, special purpose government framework authorized by Chapter 190 of the Florida Statutes for managing and financing infrastructure to support community development. The CDD has negotiated agreements with the City of Daytona Beach and Volusia County for a total of $40.0 million in incentives to finance a portion of the infrastructure required for the ONE DAYTONA project. The CDD will purchase certain infrastructure assets, and obtain specific easement rights, from ONE DAYTONA. ONE DAYTONA expects to receive approximately $22.0 million of the total incentive amount in cash, and the

International Speedway Corporation - 4Q and Full-Year Fiscal 2017 Financial Results I 13

remaining to be received in annual payments derived from a long-term note receivable issued by the CDD, with the first payment expected in fiscal 2019 and the term not to exceed 30 years.
Total capital expenditures for ONE DAYTONA and the Shoppes, excluding capitalized interest and net of anticipated public incentives, are expected to be approximately $107.0 million. From inception, through November 30, 2017, capital expenditures totaled approximately $80.3 million, exclusive of capitalized interest and labor. We anticipate additional spending on ONE DAYTONA and the Shoppes of approximately $27.0 million in fiscal 2018 and 2019, net of the aforementioned public incentives. At this time, there is no project specific financing in place for ONE DAYTONA. Ultimately, we may secure financing for the project upon stabilization. However, accounting rules dictate that we capitalize a portion of the interest on existing outstanding debt during the construction period. Through November 30, 2017, we recorded approximately $4.1 million of capitalized interest related to ONE DAYTONA, since inception, and expect approximately $4.3 million to be recorded by completion of construction.
Any future phases will be subject to prudent business considerations for which we will provide discrete cost and return disclosures.
ISM Raceway Project Powered by DC Solar
On November 30, 2016, we announced our Board of Directors had approved a multi-year redevelopment project to elevate the fan and spectator experience at Phoenix, the company’s 52-year-old motorsports venue. The redevelopment is expected to focus on new and upgraded seating areas, vertical transportation options, new concourses, enhanced hospitality offerings and an intimate infield experience with greater accessibility to pre-race activities. Earlier in 2017, we announced a multi-year partnership with DC Solar that included official partner for the track during the redevelopment phase, and in September 2017, we announced a long-term partnership with ISM Connect, a pioneer in smart venue technology, which included naming rights to Phoenix Raceway. Beginning in 2018, the venue is known as ISM Raceway.
The ISM Raceway Project Powered by DC Solar is included in our aforementioned $500.0 million capital allocation plan covering fiscal years 2017 through 2021. The ISM Raceway Redevelopment is expected to cost approximately $178.0 million, including maintenance capital, before capitalized interest. Okland Construction ("Okland") has been selected as general contractor of the project. Effective November 30, 2016, Phoenix entered into a Design-Build Agreement with Okland. The Design-Build Agreement obligates Phoenix to pay Okland approximately $136.0 million for the completion of the work described in the Design-Build Agreement. This amount is a guaranteed maximum price to be paid for the work, which may not change absent a requested change in the scope of work by Phoenix.
Construction commenced in early fiscal 2017. Completion is expected to be in fall of 2018, with components having gone in service as early as fall of 2017. Based on our current plans for Phoenix, we have identified existing assets that are expected to be impacted by the redevelopment and will require accelerated

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depreciation, or losses on asset retirements, totaling approximately $6.1 million in non-cash charges over the approximate 22-month project time span. Through November 30, 2017, we recorded approximately $5.0 million of accelerated depreciation associated with the project.
From inception, through November 30, 2017, we have incurred capital expenditures related to the ISM Raceway Redevelopment, exclusive of capitalized interest and labor, of approximately $72.6 million. Despite the Company not anticipating the need for additional long-term debt to fund this project, accounting rules dictate that the Company capitalize a portion of the interest on existing outstanding debt during the construction period.  We estimate that we will record approximately $6.0 million to $6.5 million of capitalized interest from fiscal 2017 through fiscal 2018. Through November 30, 2017, we recorded approximately $1.3 million of capitalized interest related to the ISM Raceway Redevelopment.
Upon completion, the redevelopment is expected to provide a full fiscal year incremental lift in Phoenix's EBITDA of approximately $8.5 million to $9.0 million (see "GAAP to Non-GAAP Reconciliation" for discussion on Non-GAAP financial forward looking measures). We anticipate recognizing revenue and expense associated with the project, as a result of assets placed in service and/or benefits provided to partners, beginning late fiscal 2017. We expect the full fiscal year incremental financial lift in fiscal 2019 and sustained thereafter.
Richmond Raceway
In June 2017, the Board of Directors approved a capital project for the redevelopment of the infield of Richmond Raceway ("Richmond Reimagined"). The new infield will offer a variety of enhanced amenities for fans, teams, sponsors and other stakeholders to the iconic Richmond infield. Fan access is the focus of Richmond Reimagined, which will showcase new Monster Energy NASCAR Cup Series garages with a fan-viewing walkway. The new infield continues the track’s mission of being the most fan-friendly track on NASCAR’s schedule.
Richmond Reimagined is included in our aforementioned $500.0 million capital allocation plan covering fiscal years 2017 through 2021. The project is expected to cost approximately $30.0 million, which includes maintenance capital, before capitalized interest. Groundbreaking occurred immediately following the Monster Energy NASCAR Cup Series event in September 2017. Based on our current plans for Richmond, we have identified existing assets that are expected to be impacted by the redevelopment and will require accelerated depreciation, or losses on asset retirements, over the project time span. Through November 30, 2017, we recorded approximately $1.1 million of non-cash charges related to accelerated depreciation associated with the project. Richmond Reimagined is expected to be completed by September 2018.
Hollywood Casino at Kansas Speedway
Kansas Entertainment, LLC, (“Kansas Entertainment”) a 50/50 joint venture of Penn Hollywood Kansas, Inc. (“Penn”), a subsidiary of Penn National Gaming, Inc. and Kansas Speedway Development Corporation (“KSDC”), a wholly owned indirect subsidiary of ISC, operates the Hollywood-themed casino and branded destination entertainment facility, overlooking turn two at Kansas Speedway. Penn is the managing member of Kansas Entertainment and is responsible for the operations of the casino.

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We have accounted for Kansas Entertainment as an equity investment in our financial statements as of November 30, 2017. Our 50.0 percent portion of Kansas Entertainment’s net income was approximately $19.1 million and $14.9 million for fiscal years 2017 and 2016, respectively, and is included in equity in net income from equity investments in our consolidated statements of operations.

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We have received pre-tax cash distributions from the casino totaling $25.5 million and $25.9 million for fiscal years 2017 and 2016, respectively. For fiscal 2018, cash distributions from the casino joint venture will be approximately $26.0 million to $27.0 million.
Fiscal 2018 Financial Outlook
ISC’s reported quarterly and year to date earnings are presented under GAAP. In an effort to enhance the comparability and understandability of our forward looking financial guidance, we adjust for certain non-recurring items that will be included in our future GAAP reporting to provide information that we believe best represents our expectations for our core business performance.
For fiscal 2018, our non-GAAP guidance excludes:

•
any non-recurring pre-opening income statement impact attributable to the completion of the ISM Raceway Redevelopment, including accelerated depreciation and non-capitalized costs and losses associated with retirements of certain other long-lived assets, partially offset by capitalized interest expense;

•	any non-recurring and non-capitalized costs or charges and capitalized interest that could be recognized related to our ONE DAYTONA development;

•
accelerated depreciation and future loss on retirements, mostly non-cash, or relocation of certain long-lived assets, which could be recorded as part of capital improvements other than the ISM Raceway Redevelopment resulting in removal of assets prior to the end of their actual useful life;

•	start up and/or financing costs should our Hollywood Casino at Kansas Speedway joint venture pursue construction of an adjacent hotel;

•	any costs or income related to legal settlements;

•	gain or loss on sale of other assets; and

•	any one-time non-recurring costs or benefits related the Tax Cut and Jobs Act of 2017 ("Tax Reform").
The following table outlines our fiscal 2018 full-year non-GAAP financial guidance. Our earnings guidance for fiscal 2018 includes the phase-in opening of ONE DAYTONA, partial year recognition from completion of ISM Raceway and Richmond redevelopment projects and the impact of lower corporate tax rates from Tax Reform. This earnings outlook is our best estimate of financial results for fiscal 2018.
•Revenue: $680.0 million to $695.0 million
•Operating margin: 15.5% to 16.5%
•Effective tax rate: 26.0% to 27.0%, compared to 38.4% in 2017
•Diluted earnings per share: $1.90 to $2.10
For fiscal 2018, Broadcast rights for NASCAR's top three racing series are expected to increase approximately 3.6 percent to approximately $348.3 million.
We expect revenue related to admissions, food, beverage and merchandise and corporate sales to increase approximately 2.5 percent, including revenue related to the completion of ISM Raceway and Richmond redevelopment projects in the fourth quarter.
We expect certain expense increases for the year, including an approximate 3.8 percent increase in NASCAR's Event Management Fees, resulting from an approximate 3.6 percent increase in broadcast revenue and an approximate 4.1 percent increase from contracted five-year sanction agreements. We expect motorsports and other event related expenses, as well as, general and administrative expenses to increase approximately 3.0 percent compared to 2017, including expenses associated with ISM Raceway and Richmond.
For ONE DAYTONA and the Shoppes at ONE DAYTONA, we expect revenue to range between $8.0 million and $9.0 million and expense, excluding depreciation, to range between $4.3 million and $4.8 million, to be reported in Other revenue and Other operating expense, respectively.
The Company's guidance for EBITDA is estimated to range between $241.0 million and $252.0 million, which includes pre-tax cash distributions between $26.0 million and $27.0 million from equity investments in the Hollywood Casino (see "GAAP to Non-GAAP Reconciliation"), .
Depreciation is estimated to be approximately $109.0 million. Equity income related to ISC's 50% share of the Hollywood Casino is estimated to be between $21.0 million and $22.0 million, compared to $19.1 million in 2017. The increase is largely attributable to lower depreciation due to assets that have been fully depreciated. Interest expense on a non-GAAP basis, excluding capitalized interest related to Phoenix Redevelopment and ONE DAYTONA projects, is estimated to be between $15.0 million to $15.5 million on a non-GAAP basis.

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Event Schedule

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter		Full Fiscal Year
Series Name	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
Monster Energy NASCAR Cup	3	3	6	6	5	4	7	8	21	21
NASCAR Xfinity	1	1	4	4	4	3	5	6	14	14
NASCAR Camping World	1	1	2	2	2	1	4	5	9	9
IndyCar Series	0	0	1	1	0	0	0	1	1	2
ARCA Racing Series	1	1	1	1	2	1	1	2	5	5
IMSA Weather Tech SportsCar Championship Series	1	1	0	0	1	1	0	0	2	2
AMA Superbike/Supercross	0	0	1	1	0	0	0	0	1	1
	7	7	15	15	14	10	17	22	53	54

•	Chicagoland's Monster Energy NASCAR Cup weekend, which includes NASCAR Xfinity, NASCAR Camping World and ARCA series events, will move from the fourth quarter in 2017 to the third quarter in 2018.
•Watkins Glen's Indy Car event held in the fourth quarter of 2017 will not return in 2018.

In closing, Ms. France Kennedy stated, "We maintain a solid financial position, developed over many years, that affords us the ability to follow our disciplined capital allocation strategy and maintain our leadership position in the motorsports industry. We have extended our allocation plan through fiscal 2021, demonstrating our ongoing commitment to building long-term value.  For the future, we are well positioned to balance the strategic capital needs of our business with returning capital to our shareholders."
Conference Call Details
The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 99892340.
A live Webcast will also be available at that time on the Company's Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A replay will be available two hours after the end of the call through midnight Thursday, February 8, 2018. To access, dial (855) 859-2056 and enter the code 99892340, or visit the “Investor Relations” section of the Company's Web site.
International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; ISM RacewaySM near Phoenix, Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, and food and beverage concessions. In addition, the Company owns ONE DAYTONA, the retail, dining and entertainment development across from Daytona International Speedway, and has a 50.0 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.
Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the

International Speedway Corporation - 4Q and Full-Year Fiscal 2017 Financial Results I 18

10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

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Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Year Ended
	November 30, 2016	November 30, 2017	November 30, 2016	November 30, 2017
	(Unaudited)
REVENUES:
Admissions, net	$38,358	$38,741	$123,521	$121,505
Motorsports and other event related	167,227	171,803	477,197	491,664
Food, beverage and merchandise	12,518	11,516	41,968	41,293
Other	3,736	4,204	18,330	16,971
	221,839	226,264	661,016	671,433
EXPENSES:
Direct:
NASCAR event management fees	65,942	68,629	171,836	178,403
Motorsports and other event related	40,402	41,128	133,322	134,136
Food, beverage and merchandise	7,784	7,215	30,142	29,593
Other operating expenses	109	430	483	1,581
General and administrative	29,430	29,929	110,345	111,279
Depreciation and amortization	25,128	27,150	102,156	109,733
Losses on retirements of long-lived assets	1,799	10,021	2,905	10,552
	170,594	184,502	551,189	575,277
Operating income	51,245	41,762	109,827	96,156
Interest income	113	521	270	1,220
Interest expense	(3,439)	(2,482)	(13,837)	(11,633)
Other	896	—	12,896	344
Equity in net income from equity investments	3,428	5,040	14,913	19,111
Income before income taxes	52,243	44,841	124,069	105,198
Income taxes	19,807	(31,217)	47,731	(5,625)
Net income	$32,436	$76,058	$76,338	$110,823

Dividends per share	$—	$—	$0.41	$0.43
Earnings per share:
Basic and diluted	$0.72	$1.72	$1.66	$2.48

Basic weighted average shares outstanding	45,350,507	44,189,258	45,981,471	44,648,586

Diluted weighted average shares outstanding	45,363,741	44,198,357	45,995,691	44,660,177

Comprehensive income	$32,602	$76,225	$77,002	$111,491

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Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2016	November 30, 2017
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$263,727	$256,702
Receivables, less allowance	35,445	37,269
Income taxes receivable	189	21,867
Prepaid expenses and other current assets	13,759	9,749
Total Current Assets	313,120	325,587

Property and Equipment, net	1,455,506	1,479,743
Other Assets:
Equity investments	92,392	86,200
Intangible assets, net	178,629	178,637
Goodwill	118,791	118,400
Other	14,222	19,625
	404,034	402,862
Total Assets	$2,172,660	$2,208,192
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$3,404	$3,854
Accounts payable	29,770	23,936
Deferred income	39,416	38,521
Other current liabilities	22,728	19,249
Total Current Liabilities	95,318	85,560

Long-Term Debt	259,416	255,612
Deferred Income Taxes	409,585	396,046
Long-Term Deferred Income	5,988	8,251
Other Long-Term Liabilities	1,993	2,801
Commitments and Contingencies	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	249	241
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	197	197
Additional paid-in capital	437,292	430,114
Retained earnings	965,281	1,031,361
Accumulated other comprehensive loss	(2,659)	(1,991)
Total Shareholders’ Equity	1,400,360	1,459,922
Total Liabilities and Shareholders’ Equity	$2,172,660	$2,208,192

International Speedway Corporation - 4Q and Full-Year Fiscal 2017 Financial Results I 21

Consolidated Statements of Cash Flows
(In Thousands)

	Year Ended
	November 30, 2016	November 30, 2017
	(Unaudited)
OPERATING ACTIVITIES
Net income	$76,338	$110,823
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of Staten Island property	(13,631)	—
Depreciation and amortization	102,156	109,733
Stock-based compensation	3,706	2,731
Amortization of financing costs	1,745	1,682
Interest and other consideration received on Staten Island note receivable	1,162	—
Deferred income taxes	72,936	(13,953)
Income from equity investments	(14,913)	(19,111)
Distribution from equity investee	16,067	20,274
Losses on retirements of long-lived assets, non-cash	2,399	9,648
Other, net	(277)	(177)
Changes in operating assets and liabilities
Receivables, net	6,667	(1,824)
Prepaid expenses and other assets	(14,751)	(1,536)
Accounts payable and other liabilities	4,837	(6,996)
Deferred income	192	1,368
Income taxes	1,255	(21,275)
Net cash provided by operating activities	245,888	191,387
INVESTING ACTIVITIES
Capital expenditures	(140,793)	(145,133)
Distribution from equity investee and affiliate	9,833	5,176
Equity investments and advances to affiliate	(130)	(147)
Proceeds from sale of Staten Island property	66,728	—
Proceeds from sale of assets	560	750
Other, net	(6)	(9)
Net cash used in investing activities	(63,808)	(139,363)
FINANCING ACTIVITIES
Payment of long-term debt	(3,408)	(3,738)
Deferred financing fees	(1,058)	(249)
Exercise of Class A common stock options	136	528
Cash dividends paid	(18,859)	(19,241)
Reacquisition of previously issued common stock	(55,712)	(36,349)
Net cash used in financing activities	(78,901)	(59,049)
Net (decrease) increase in cash and cash equivalents	103,179	(7,025)
Cash and cash equivalents at beginning of year	160,548	263,727
Cash and cash equivalents at end of year	$263,727	$256,702

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